                      AMENDED AND RESTATED CREDIT AGREEMENT

                          Dated as of February 9, 1998

                  Hartford Life, Inc., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, and Citibank, N.A. ("Citibank"), as the swing line bank (in such capacity, the "Swing Line Bank"), and Citibank, as administrative agent (the "Administrative Agent") for the Lenders (as hereinafter defined), agree to amend and restate the Existing Credit Agreement (as defined below) in its entirety as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Administrative Agent" has the meaning given such term in the recital of parties to this Agreement.

                  "Administrative Agent's Account" means (a) in the case of Advances denominated in U.S. Dollars, the account of the Administrative Agent maintained by the Administrative Agent at Citibank with its office at 1 Court Square, 7th Floor, Zone 1, Long Island City, New York 11120, Account No. 36852248, Attention: John Mann and (b) in the case of Advances denominated in any Primary Currency, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.

                  "Advance" means a Revolving Credit Advance, a Swing Line Advance or a Competitive Bid Advance.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                  "Applicable Insurance Regulatory Authority" shall mean, with respect to any Insurance Subsidiary, the insurance commissioner or department or similar Governmental Authority located in the state in which such Insurance Subsidiary is domiciled and any Federal insurance Governmental Authority.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

                  "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

    Public Debt Rating            Applicable Margin for            Applicable Margin for
        S&P/Moody's                Base Rate Advances                Eurocurrency Rate
                                                                         Advances
===========================  ===============================  ===============================
Level 1
AA-/Aa3 or above                          0%                              .115%
Level 2
 A+/A1 or A/A2                            0%                              .130%
Level 3
A-/A3                                     0%                              .170%
Level 4
BBB+/Baa1                                 0%                              .205%
Level 5
BBB/Baa2                                  0%                              .225%
Level 6
BBB-/Baa3 or below                        0%                              .250%
=========================== ===============================  ===============================

                  "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

      Public Debt Rating                   Applicable
          S&P/Moody's                      Percentage
===============================  ===============================
Level 1
AA-/Aa3 or above                              .060%
Level 2
A+/A1 or A/A2                                 .070%
Level 3
A-/A3                                         .080%
Level 4
BBB+/Baa1                                     .095%
Level 5
BBB/Baa2                                      .125%
Level 6                                       .150%
BBB-/Baa3 or below
===============================  ===============================

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

                  "AVR" shall mean, with respect to the Insurance Subsidiaries of the Borrower at any time, the amount set forth on line 24.1 on page 3 of the Liabilities, Surplus and Other Funds Statement in the annual statement or the quarterly statement of Hartford Life and Accident Insurance Company most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(i) or, if such statement shall be modified, the equivalent item on any applicable successor form.

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                           (a) the rate of interest announced publicly by
                  Citibank in New York, New York, from time to time, as Citibank's base rate;

                           (b) the sum (adjusted to the nearest 1/4 of 1% or, if
                  there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

                           (c) 1/2 of one percent per annum above the Federal
                  Funds Rate.

                  "Base Rate Advance" means an Advance (other than a Competitive Bid Advance) that bears interest as provided in Section 2.06(a)(i).

                  "Borrower" has the meaning given such term in the recital of parties to this Agreement.

                  "Borrowing" means a Revolving Credit Borrowing, a Swing Line Borrowing or a Competitive Bid Borrowing.

                  "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market.

                  "Capitalized Lease-Back Obligation" shall mean with respect to any property or asset, at any date as of which the same is to be determined, the total net rental obligations of the Borrower or any of its Subsidiaries under a lease of such property or asset, entered into as part of an arrangement to which the provisions of Section 5.02(f) are applicable (or would have been applicable had such Subsidiary been a Subsidiary at the time it entered into such lease), discounted to the date of computation at the rate of interest per annum implicit in the lease (determined in accordance with GAAP). The amount of the net rental obligation for any calendar year under any lease shall be the sum of the rental and other payments required to be paid in such calendar year by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

                  "Citibank" has the meaning given such term in the recital of parties to this Agreement.

                  "Commitment" has the meaning specified in Section 2.01(a).

                  "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance (each of which may only be in US Dollars).

                  "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders to the Borrower whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03

                  "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

                  "Confidential Information" means information that the Borrower furnishes to the Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower and such source, to the best knowledge of the Administrative Agent or such Lender, is not subject to or bound by any confidentiality agreement with the Borrower.

                  "Consolidated" refers to the consolidation of accounts in accordance with GAAP or SAP, as applicable.

                  "Consolidated Net Tangible Assets" shall mean the total of all assets appearing on a Consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP (and as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined), less the sum of the following items as shown on such Consolidated balance sheet:

                           (i) the book amount of all segregated intangible
                  assets, including such items as goodwill, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expenses less unamortized debt premium;

                           (ii) all depreciation, valuation and other reserves;

                           (iii) current liabilities;

                           (iv) any minority interest in the shares of stock
                  (other than Preferred Stock) and surplus of the Subsidiaries of the Borrower;

                           (v) the total indebtedness of the Borrower and its
                  Subsidiaries incurred in any manner to finance or recover the cost to the Borrower or any Subsidiary of the Borrower of any physical property, real or personal, which prior to or simultaneously with the creation of such indebtedness shall have been leased by the Borrower or such Subsidiary to the United States of America or a department or agency thereof at an aggregate rental, payable during that portion of the initial term of such Lease (without giving effect to any options of renewal or extension) which shall be unexpired at the date of the creation of such indebtedness, sufficient (taken together with any amounts required to be paid by the lessee to the lessor upon any termination of such lease) to pay in full at the stated maturity date or dates thereof the principal of and the interest on such indebtedness;

                           (vi) deferred income and deferred liabilities; and

                           (vii) other items deductible under GAAP.

                  "Consolidated Statutory Surplus" shall mean, with respect to the Insurance Subsidiaries of the Borrower at any time, the amount set forth on line 37 on page 3 of the Liabilities, Surplus and Other Funds Statement in the annual Statement or the Quarterly Statement of Hartford Life and Accident Insurance Company most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(i) or, if such statement shall be modified, the equivalent item on any applicable successor form.

                  "Convert", "Conversion" and "Converted" each refers to a conversion of Advances (other than Competitive Bid Advances) of one Type into Advances (other than Competitive Bid Advances) of the other Type pursuant to Section 2.08 or 2.09.

                  "D&P" means Duff & Phelps Credit Rating Co.

                  "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of Hedge Agreements,
         (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Designated Bidder" means (a) an Eligible Assignee or (b) a special purpose corporation that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P that, in the case of either clause (a) or (b), (i) is organized under the laws of the United States or any state thereof, (ii) shall have become a party hereto pursuant to Section 8.07(d), (e) and (f) and (iii) is not otherwise a Lender.

                  "Designation Agreement" means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Administrative Agent, in substantially the form of Exhibit D hereto.

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.

                  "Effective Date" has the meaning specified in Section 3.01.

                  "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (iv) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; and (v) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

                  "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                  "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                  "Equivalent" means (a) in US Dollars of any Primary Currency on any date of determination, the equivalent in US Dollars of such Primary Currency determined by using the quoted spot rate at which Citibank's principal office in New York City, New York, offers to exchange US Dollars for such Primary Currency in New York City, New York, at the open of business on such date and (b) in any Primary Currency of US Dollars on any date of determination, the equivalent in such Primary Currency of US Dollars by using the quoted spot rate at which Citibank's principal office in New York City, New York offers to exchange such Primary Currency for US Dollars in New York City, New York at the open of business on such date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

                  "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph
         (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

                  "Eurocurrency Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurocurrency Rate" means, for any Interest Period for each
         (i) Eurocurrency Rate Advance denominated in US Dollars comprising part of the same Borrowing (other than a Competitive Bid Borrowing), an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period and (ii) Eurocurrency Rate Advance denominated in a Primary Currency comprising part of the same Borrowing (other than a Competitive Bid Borrowing), an interest rate per annum obtained by dividing (a) the rate (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) at which deposits in the applicable Primary Currency appear on Page 3740 or 3750 of the Dow Jones Telerate Screen at or about 11:00 A.M. (London time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. The Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance denominated in US Dollars comprising part of the same Borrowing (other than a

         Competitive Bid Borrowing) shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07. If, in respect of any Eurocurrency Rate Advance denominated in a Primary Currency, the rate set forth in clause
         (ii)(a) above is not available, such rate for such Eurocurrency Rate Advance shall mean, for each Interest Period, the rate (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum) appearing on the appropriate Reuters Screen as the London interbank offered rate for deposits in the applicable Primary Currency at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on such Reuters Screen, the applicable rate shall be the arithmetic mean of all such rates.

                  "Eurocurrency Rate Advance" means an Advance (other than a Competitive Bid Advance) denominated in US Dollars or in Primary Currency) that bears interest as provided in Section 2.06(a)(ii).

                  "Eurocurrency Rate Reserve Percentage" for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

                  "Events of Default" has the meaning specified in Section 6.01.

                  "Existing Credit Agreement" means the Credit Agreement dated as of February 10, 1997, as heretofore amended, modified or otherwise supplemented, among the Borrower, the banks and other financial institutions party thereto and Citibank as administrative agent.

                  "Facility" means the Revolving Credit Facility or the Swing Line Facility.

                  "Fair Value" means, with respect to any asset or property, the fair value of such asset or property as determined in good faith by the Board of Directors of the Borrower.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fixed Rate Advances" has the meaning specified in Section 2.03(a)(i), which Advances shall be denominated in US Dollars.

                  "Funded Debt" of any Person means Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

                  "GAAP" means generally accepted accounting principles, applied on a consistent basis.

                  "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

                  "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

                  "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

                  "Information Memorandum" means the information memorandum dated January 24, 1997 used by the Agent in connection with the syndication of the Commitments.

                  "Initial Lenders" has the meaning given such term in the recital of parties to this Agreement.

                  "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

                  "Insurance Subsidiaries" means the Hartford Life and Accident Insurance Company and all of its insurance Subsidiaries.

                  "Interest Period" means, for each Eurocurrency Rate Advance comprising part of the same Borrowing (other than a Competitive Bid Borrowing) and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                           (i) the Borrower may not select any Interest Period
                  that ends after the Termination Date;

                           (ii) Interest Periods commencing on the same date for
                  Eurocurrency Rate Advances comprising part of the same Borrowing (other than a Competitive Bid Borrowing) or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

                           (iii) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (iv) whenever the first day of any Interest Period
                  occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities or all or substantially all of the assets of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (i) of the definition of "Debt" in respect of such Person.

                  "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c) and, except when used in reference to a Borrowing (other than a Competitive Bid Borrowing, a Note (other than a Competitive Bid Note), a Commitment or a related term, each Designated Bidder.

                  "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars are offered by the principal office of each of the Reference Banks in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Bank's respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. The LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

                  "LIBO Rate Advances" has the meaning specified in Section 2.03(a)(i).

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or
         (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a multiemployer plan, as defined in
         Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Note" means a Revolving Credit Note or a Competitive Bid
         Note.

                  "Notice of Borrowing" has the meaning specified in Section 2.02(a).

                  "Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.03(a)(i).

                  "Notice of Swing Line Borrowing" has the meaning specified in
         Section 2.02(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

                  "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

                  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" means a Single Employer Plan or a Multiple Employer
         Plan.

                  "Preferred Stock" shall mean any capital stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.

                  "Primary Currencies" means, in connection with any Revolving Credit Borrowing, any lawful currency other than US Dollars which the Lenders agree shall be a Primary Currency for such Revolving Credit Borrowing.

                  "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Facility at such time.

                  "Public Debt Rating" means, as of any date, the rating that has been most recently announced by D&P, S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if no Public Debt Rating exists, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 2 under the definition of "Applicable Margin" or "Applicable Percentage", as the case may be;
         (b) if the Public Debt Ratings fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the level in which the largest number of Public Debt Ratings falls, provided that if there shall be no such level, one Public Debt Rating shall be excluded from each of the highest and lowest levels in which Public Debt Ratings shall fall and the Applicable Margin and the Applicable Percentage shall be based upon the remaining Public Debt Rating; (c) if only two Public Debt Ratings exist, the Applicable Margin and the Applicable Rating shall be based upon the lower of the available Public Debt Ratings; (d) if only a single Public Debt Rating exists, the Applicable Percentage shall be based on the category corresponding to such single Public Debt Rating; (e) if any rating established by D&P, S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced or established by the rating agency making such change; and (f) if D&P, S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by D&P, S&P Moody's, as the case may be, shall refer to the then equivalent rating by D&P, S&P or Moody's, as the case may be.

                  "Reference Banks" means Citibank, Bank of America Illinois, Morgan Guaranty Trust Company of New York, Mellon Bank, N.A. and NationsBank, N.A.

                  "Register" has the meaning specified in Section 8.07(c).

                  "Required Lenders" means at any time Lenders owed at least 66-2/3% of the then aggregate unpaid principal amount of the Advances (other than Competitive Bid Advances) owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Revolving Credit Commitments. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.

                  "Revolving Credit Advance" has the meaning specified in
         Section 2.01(a).

                  "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a).

                  "Revolving Credit Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on
         Schedule I hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender's Revolving Credit Commitment".

                  "Revolving Credit Facility" means, at any time, the aggregate amount of the Lenders' Revolving Credit Commitments at such time.

                  "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender to the Borrower.

                  "Risk-Based Capital" shall mean, with respect to the Insurance Subsidiaries at any time, the Company Action Level Risk-Based Capital (as defined by the NAIC at such time and as computed in accordance with SAP) of the Insurance Subsidiaries (determined and Consolidated in accordance with SAP) at such time.

                  "SAP" shall mean, with respect to any Insurance Subsidiary, the statutory accounting principles and procedures prescribed or permitted by the Applicable Insurance Regulatory Authority applied on a basis consistent with those that are indicated in Section 1.03.

                  "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

                  "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA

         Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Swing Line Advance" means an advance which shall be denominated in US Dollars made by (a) the Swing Line Bank pursuant to
         Section 2.01(b) or (b) any Lender pursuant to Section 2.02(b).

                  "Swing Line Bank" has the meaning specified in the recital of parties of this Agreement.

                  "Swing Line Borrowing" means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

                  "Swing Line Facility" has the meaning specified in Section 2.01(b).

                  "Termination Date" means the earlier of February 9, 2003 and the date of termination in whole of the Commitments pursuant to Section 6.01.

                  "Total Adjusted Capital" shall mean, with respect to the Insurance Subsidiaries at any time, the Total Adjusted Capital (as defined by NAIC at such time and as determined and Consolidated in accordance with SAP) of the Insurance Subsidiaries (taken together) at such time.

                  "Type" refers to the distinction between Advances (other than the Competitive Bid Advances) bearing interest at the Base Rate and Advances bearing interest at the Eurocurrency Rate.

                  "Unused Revolving Credit Commitment" means, with respect to any Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus
         (ii) such Lender's Pro Rata Share of (A) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to
         Section 2.01(b) and outstanding at such time and (B) the aggregated principal amount of all Competitive Bid Advances outstanding at such time.

                  "US Dollars" and the "$" sign each mean the lawful money of the United States of America.

                  "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, to the extent such terms apply to an Insurance Subsidiary, SAP, in each case as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in this Article V, such terms shall be construed in accordance with GAAP or SAP, as applicable, as in effect on the date hereof applied on a basis consistent with the application used in preparing the financial statements referred to in Section 4.01(e).

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

                  SECTION 2.01. The Advances. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Revolving Credit Advance") to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Revolving Credit Advance (determined in the case of any Revolving Credit Advance denominated in a Primary Currency by reference to the Equivalent thereof in US Dollars on such Business Day) not to exceed such Lender's Unused Revolving Credit Commitment at such time; provided, however, that, after giving effect to such Revolving Credit Borrowing, the aggregate principal amount of all Advances made hereunder and outstanding on such Business Day shall not exceed the Revolving Credit Facility on such Business Day; provided further that, after giving effect to any such Revolving Credit Borrowing denominated in a Primary Currency, the sum of the Equivalent on such Business Day of the aggregate principal amount on such Business Day of the outstanding Revolving Credit Advances denominated in any Primary Currency shall not exceed $[50,000,000]. Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or the Equivalent thereof in the Primary Currency in which such Revolving Credit Borrowing is denominated) (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances) and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender's Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.09 and reborrow under this Section 2.01(a).

                  (b) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank shall make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $[25,000,000] (the "Swing Line Facility") and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(b), repay pursuant to Section 2.05(b) or prepay pursuant to Section 2.09 and reborrow under this Section 2.01(b).

                  SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances, or on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable

Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's address referred to in Section 8.02.

                  (b) Each Swing Line Borrowing shall be made on notice, given not later than [12:00 Noon] (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a "Notice of Swing Line Borrowing") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, and (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing. The Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent's Account, in same day funds. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's address referred to in Section 8.02. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender's Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Effective upon each such sale and assignment, each Swing Line Advance purchased by a Lender shall be, for all purposes under this Agreement, a Revolving Credit Advance (which shall be a Base Rate Advance). Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement or the Borrower. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

                  (c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $4,000,000 or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than 10 separate Borrowings.

                  (d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at
(i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                  (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                  SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, (x) the aggregate amount of the Competitive Bid Advances then outstanding shall not exceed $50,000,000, (y) the aggregate principal amount of the Advances then outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of the Lenders and (2) the aggregate amount of the Competitive Bid Advances of any one Lender then outstanding shall not exceed $10,000,000.

                  (i) The Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Administrative Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, the Interest Period for and the maturity date of such LIBO Rate Advance, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (B) at least five Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the rates of interest be offered by the Lenders are to be based on the LIBO Rate (the Advances comprising such Competitive Bid Borrowing being referred to herein as "LIBO Rate Advances"). Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower with respect only to the payment of the non-refundable fee pursuant to the terms of Section 2.03(g). The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

                  (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower), before 9:30 A.M. (New York City time) on the date
         of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

                  (iii) The Borrower shall, in turn, before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

                           (x) cancel such Competitive Bid Borrowing by giving
                  the Administrative Agent notice to that effect, or

                           (y) accept one or more of the offers made by any
                  Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Administrative Agent notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

                  (iv) If the Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph
         (iii)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

                  (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article
         III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 1:00 P.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing and the Unused Revolving Credit Commitments of the Lenders after giving effect to such Competitive Bid Borrowing.

                  (vi) If the Borrower notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in
         Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

                  (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrowers and each Lender shall be in compliance with the limitations set forth in the proviso to the first sentence of subsection (a) above.

                  (c) Within the limits and on the conditions set forth in this
Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this
Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

                  (d) The Borrower shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection
(a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

                  (e) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full in accordance with the terms of the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

                  (f) The indebtedness of the Borrower resulting from each Competitive Bid Advance shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

                  (g) Upon delivery of each Notice of Competitive Bid Borrowing, the Borrower shall pay a non-refundable fee of $1000 to the Administrative Agent for its own account.

                  SECTION 2.04. Fees. (a) Revolving Credit Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 1998, and on the Termination Date.

                  (b) Administration Agent's Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

                  SECTION 2.05. Repayment. (a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

                  (b) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

                  SECTION 2.06. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance (other than Competitive Bid Advances) owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of
         (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus
         (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

                  (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance (other than a Competitive Bid Advance) owing to each Lender, payable in arrears on the dates referred to in clause
(a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause
(a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

                  SECTION 2.07. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a)(i) or
(ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

                  (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated into US Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advances are denominated in a Primary Currency, be exchanged for an Equivalent amount of US Dollars and be converted into Base Rate Advances, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will promptly notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in US Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Primary Currency, be exchanged for an Equivalent amount of US Dollars and be Converted into Base Rate Advances.

                  (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $4,000,000, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in US Dollars,Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Primary Currency, be exchanged for an Equivalent amount of US Dollars and be Converted into Base Rate Advances.

                  (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated into US Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advances are denominated in a Primary Currency, be exchanged for an Equivalent amount of US Dollars and be converted into Base Rate Advances, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

                  (f) If fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurocurrency Rate or LIBO Rate for any Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,

                  (i) the Administrative Agent shall immediately notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, and which of the Reference Banks has failed to furnish the information necessary to determine the Eurocurrency Rate or LIBO Rate, as the case may be,

                  (ii) with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in US Dollars, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance) and
         (ii) if such Eurocurrency Rate Advances are denominated in a Primary Currency, be exchanged for an Equivalent amount of US Dollars and be Converted into Base Rate Advances, and

                  (iii) the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  SECTION 2.08. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances (other than Competitive Bid Advances) of one Type comprising the same Borrowing into Advances (other than Competitive Bid Advances) of the other Type; provided, however, that (w) no Eurocurrency Rate Advances of one currency shall be Converted into Eurocurrency Rate Advances of another currency, (x) any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, (y) any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c) and (z) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and
(iii) if such Conversion is into Eurocurrency Rate Advances, the currency of and the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

                  SECTION 2.09. Prepayments. (a) Optional. The Borrower may give notice of its intent to prepay, upon at least one Business Day's notice, in the case of Base Rate Advances, and at least three Business Days' notice, in the case of Eurocurrency Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or the Equivalent thereof in the Primary Currency in which such Revolving Credit Borrowing is denominated, determined on the date the related notice of prepayment is given) and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

                  (b) Mandatory. (i) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising the same Borrowings and the Swing Line Advances equal to the amount by which (A) the sum of the (w) aggregate principal amount of the Revolving Credit Advances denominated in US Dollars, plus (x) the Equivalent on such day of the aggregate principal amount of the Revolving Credit Advances denominated in Primary Currencies, plus (y) the aggregate principal amount of the Swing Line Advances then outstanding plus (z) the aggregate principal amount of the Competitive Bid Advances then outstanding exceeds (B) the Revolving Credit Facility.

                  (ii) Prepayments of the Revolving Credit Facility pursuant to clause (i) above shall be first applied to prepay Swing Line Advances then outstanding until such Advances are paid in full and second applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full.

                  (iii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

                  SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; provided further that the Borrower shall have no obligation under this Section 2.10(a) to any Lender if such Lender shall not have made such demand to the Borrower within 90 days following the later of (i) the date of the occurrence of the event which forms the basis for such demand and (ii) the date on which such Lender shall have become aware of the occurrence of such event. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder; provided, however, that the Borrower shall have no obligation under this Section 2.10(b) to any Lender if such Lender shall not have made such demand to the Borrower within 90 days following the later of (i) the date of the occurrence of the event which forms the basis for such demand and (ii) the date on which such Lender shall have become aware of the occurrence of such event. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or LIBO Rate Advances or to fund or maintain Eurocurrency Rate Advances or LIBO Rate Advances hereunder, (i) each Eurocurrency Rate Advance or LIBO Rate Advance, as the case may be, will automatically, upon such demand, be exchanged, if appropriate, for an Equivalent amount of US Dollars and be Converted into a Base Rate Advance and (ii) the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Base Rate Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, or to continue to fund or maintain Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                  SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

                  (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

                  SECTION 2.13. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                  (c) The Borrower shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                  (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                  (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

                  SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

                  SECTION 2.16. Removal of Lender. In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.10 or
Section 2.13 or asserts pursuant to Section 2.11 that it is unlawful for such Lender to make Eurocurrency Rate Advances or LIBO Rate Advances, then (subject to such Lender's right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 5 days' prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances and Commitments in full to an assignee institution selected by the Borrower that meets the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, so long as such Lender receives payment in full of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including without limitation amounts owing pursuant to Section 2.10 or 2.13), and in such case such Lender agrees to make such assignment, and such assignee shall agree to accept such assignment and assume all obligations of such Lender hereunder, in accordance with Section 8.07.


                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

                  SECTION 3.01. Conditions Precedent to Effectiveness of Section
2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

                  (a) There shall have occurred no Material Adverse Change (other than as publicly disclosed prior to January 22, 1997) since (i) in the case of the Borrower, the date of its creation and (ii) in the case of the Borrower and its Subsidiaries taken as a whole, December 31, 1996.

                  (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

                  (c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

                  (d) The Borrower shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.

                  (e) The Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel to the Administrative Agent).

                  (f) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                           (i) The representations and warranties contained in
                  Section 4.01 are correct on and as of the Effective Date, and

                           (ii) No event has occurred and is continuing that
                  constitutes a Default.

                  (g) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:

                           (i) The Notes to the order of the Lenders,
                  respectively.

                           (ii) Certified copies of the resolutions of the Board
                  of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

                           (iii) A certificate of the Secretary or an Assistant
                  Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

                           (iv) A favorable opinion of Lynda Godkin, General
                  Counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

                           (v) A favorable opinion of Shearman & Sterling,
                  counsel for the Administrative Agent, addressed to the Lenders and in form and substance satisfactory to the Administrative Agent.

                  SECTION 3.02. Conditions Precedent to Each Borrowing (Other Than a Competitive Bid Borrowing). The obligation of each Lender to make an Advance (other than a Competitive Bid Advance and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (other than a Competitive Bid Borrowing ) and the right of the Borrower to request a Swing Line Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Swing Line Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

                  (i) the representations and warranties contained in Section
         4.01 are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

                           (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

                  SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto,
(ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with
Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

                  (a) the representations and warranties contained in Section
         4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

                  (b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                  SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                  (a) The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, and the consummation of the transactions contemplated hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, except for those authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

                  (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

                  (e) (i) The Consolidated balance sheet of Hartford Life and Accident Insurance Company and its Subsidiaries as at December 31, 1996, and the related Consolidated statements of income and cash flows of Hartford Life and Accident Insurance Company and its Subsidiaries for the fiscal year then ended, as filed with the Applicable Insurance Regulatory Authority for Hartford Life and Accident Insurance Company, and the Consolidated balance sheet of Hartford Life and Accident Insurance Company and its Subsidiaries as at September 30, 1997, and the related Consolidated statements of income and cash flows of Hartford Life and Accident Insurance Company and its Subsidiaries for the nine months then ended, as filed with the Applicable Insurance Regulatory Authority for Hartford Life and Accident Insurance Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 1997, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of Hartford Life and Accident Insurance Company and its Subsidiaries as at such dates and the Consolidated results of the operations of Hartford Life and Accident Insurance Company and its Subsidiaries for the periods ended on such dates, all in accordance with SAP, consistently applied.

                  (ii) The Consolidated balance sheet of Hartford Life Insurance Company and its Subsidiaries as at December 31, 1996, and the related Consolidated statements of income and cash flows of Hartford Life Insurance Company and its Subsidiaries for the fiscal year then ended, as filed with the Applicable Insurance Regulatory Authority for Hartford Life Insurance Company, and the Consolidated balance sheet of Hartford Life Insurance Company and its Subsidiaries as at September 30, 1997, and the related Consolidated statements of income and cash flows of Hartford Life Insurance Company and its Subsidiaries for the nine months then ended, as filed with the Applicable Insurance Regulatory Authority for Hartford Life Insurance Company, copies of which have been furnished each Lender, fairly present, subject in the case of said balance sheet as at September 30, 1997, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial position of Hartford Life Insurance Company and its Subsidiaries as at such dates and the Consolidated results of operations of Hartford Life Insurance Company and its Subsidiaries for the periods ended on such dates, all in accordance with SAP, consistently applied.

                  (iii) As of September 30, 1997, there has been no Material Adverse Change (other than as publicly disclosed prior to January 22, 1997) since (i) in the case of the Borrower, the date of its creation and (ii) in the case of the Borrower and its Subsidiaries taken as a whole, December 31, 1996.

                  (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that
         (i) could be reasonably likely to have a Material Adverse Effect (other than as publicly disclosed prior to January 22, 1997) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

                  (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  (h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

                  (i) The present aggregate value of accumulated benefit obligations of all unfunded and underfunded Plans of the Borrower and its ERISA Affiliates (based on those assumptions used for disclosure in corporate financial statements in accordance with GAAP or SAP, as applicable) did not, as of December 31, 1996, exceed by more than $70,000,000 the value of the assets of all such Plans. In such cases, the Borrower has recorded book reserves to meet such obligations.

                  (j) Except as set forth in Schedule 4.01(j), the Borrower is not an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                  (k) Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or pursuant to the terms of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.


                                    ARTICLE V

                            COVENANTS OF THE BORROWER

                  SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in Section 5.01(j).

                  (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

                  (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates (it being understood that the Borrower and its Subsidiaries may self-insure to the extent customary with companies similarly situated and in the same or similar businesses).

                  (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

                  (e) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                  (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (i) on terms substantially similar to past practice or (ii) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                  (i) Reporting Requirements. Furnish to the Lenders:

                           (i) as soon as available and in any event within 90
                  days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the principal financial officer of the Borrower as having been prepared in accordance with GAAP and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

                           (ii) as soon as available and in any event within 120
                  days after the end of each fiscal year of the Borrower, a copy of the audited annual report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Arthur Andersen LLP or other independent public accountants acceptable to the Required Lenders;

                           (iii) as soon as possible and in any event within
                  five days after the occurrence of each Default continuing on the date of such statement, a statement of the principal financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                           (iv) promptly after the sending or filing thereof,
                  copies of all reports and financial statements that any Insurance Subsidiary files with its Applicable Insurance Regulatory Authority or other Governmental Authority;

                           (v) promptly after the sending or filing thereof,
                  copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                           (vi) promptly after the commencement thereof, notice
                  of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f);

                           (vii) as soon as available and in any event within 90
                  days after the end of each fiscal year of the Borrower, (x) the Statement of Actuarial Opinion of each of the Insurance Subsidiaries of the Borrower for such fiscal year and as filed with the Applicable Insurance Regulatory Authority and (y) the Annual Statement of each of the Insurance Subsidiaries of the Borrower for such fiscal year and as filed with the Applicable Insurance Regulatory Authority, together with, in the case of the statements delivered pursuant to clause (y) above, a certificate of a financial officer of such Insurance Subsidiary to the effect that such statements present fairly the statutory assets, liabilities, capital and surplus, results of operations and cash flows of such Insurance Subsidiary in accordance with SAP;

                           (viii) (x) promptly and in any event within 10 days
                  after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto and (y) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information; and

                           (ix) such other information respecting the Borrower
                  or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

                  (j) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                  SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

                  (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

                           (i) Permitted Liens,

                           (ii) purchase money Liens upon or in any real
                  property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the sum of the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) plus the aggregate principal amount of the Debt secured by the Liens referred to in clause
                  (v) below plus the aggregate principal amount of the indebtedness secured by the Liens referred to in clause (vi) below shall not exceed an amount equal to 10% of Consolidated Net Tangible Assets of the Borrower and its Consolidated Subsidiaries,

                           (iii) the Liens existing on the Effective Date and
                  described on Schedule 5.02(a) hereto,

                           (iv) Liens on property of a Person existing at the
                  time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

                           (v) other Liens securing Debt in an aggregate
                  principal amount such that the sum of such aggregate principal amount of Debt plus the aggregate principal amount of indebtedness secured by the Liens referred to in clause (ii) above plus the aggregate principal amount of the indebtedness secured by the Liens referred to in clause (vi) below shall not exceed an amount equal to 10% of Consolidated Net Tangible Assets of the Borrower and its Consolidated Subsidiaries,

                           (vi) Liens arising in connection with Capitalized
                  Lease-Back Obligations; provided that (A) the sum of the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (vi) plus the aggregate principal amount of indebtedness secured by the Liens referred to in clause (ii) above plus the aggregate principal amount of the Debt Secured by the Liens referred to in clause (v) above shall not exceed an amount equal to 10% of Consolidated Net Tangible Assets of the Borrower and its Consolidated Subsidiaries and (B) no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Lease-Back Obligations;

                           (vii) any Lien on property in favor of the United
                  States of America, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract,

                           (viii) any Lien securing Debt of a Subsidiary to the
                  Borrower or a wholly-owned Subsidiary of the Borrower, provided that in the case of any sale or other disposition of such Debt by the Borrower or such Subsidiary, such sale or other disposition shall be deemed to constitute the creation of another Lien not permitted by this clause (viii),

                           (ix) any Lien affecting property of the Borrower or
                  any Subsidiary of the Borrower securing Debt of the United States of America or a state thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in the opinion of the Borrower to meet environmental criteria with respect to operations of the Borrower or any Subsidiary of the Borrower and the proceeds of which Debt have financed the cost of the acquisition of such program,

                           (x) any Lien necessary to secure a stay of any legal
                  or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Borrower or any of its Subsidiaries or required in connection with the institution by the Borrower or any of its Subsidiaries of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Borrower or any of its Subsidiaries, or required in connection with any order or decree in any such proceeding; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Borrower or any of its Subsidiaries to maintain self-insurance or to participate in any fund in connection with workers' compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks, and

                           (xi) the replacement, extension or renewal of any
                  Lien permitted by clause (iii), (iv), (vii), (viii), (ix) or
                  (x) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

                  (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) (x) all or substantially all of its assets (whether now owned or hereafter acquired) or (y) all or any portion of the capital stock of any of its Subsidiaries to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, and except that any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

                  (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

                  (d) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $50,000,000 payable in any period of 12 consecutive months.

                  (e) Limitations on Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any arrangement with any Person providing for the leasing by the Borrower or any such Subsidiary of any property or asset (except for temporary leases for a term of not more than three years and except for leases between the Borrower and one of its Subsidiaries or between Subsidiaries of the Borrower), which property has been or its to be sold or transferred by the Borrower or such Subsidiary to such Person more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either (a) the Borrower shall apply an amount equal to the greater of the Fair Value of such property or the net proceeds of such sale, within 120 days of the effective date of any such arrangement, to the retirement (other than any mandatory retirement or by way of payment at maturity) of Debt or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes or (b) at the time of entering into such arrangement, such property or asset could have been subjected to a Lien permitted pursuant to Section 5.02(a)(vi).

                  (f) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Borrower may
         (i) declare and make any dividend payment or other distribution payable in common stock of the Borrower, (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock, (iii) declare and make any cash dividend payments or other distributions to its stockholders in an aggregate amount not to exceed $250,000,000 solely from proceeds of the Advances or proceeds from the issuance of unsecured Debt maturing within one year from the date incurred and evidenced by commercial paper, and (iv) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash solely out of the aggregate amount of cash dividends and distributions received by the Borrower after the date hereof from its Insurance Subsidiaries.

                  (g) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

                  SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

                  (a) Minimum Consolidated Statutory Surplus. Cause its Insurance Subsidiaries to maintain at the end of each fiscal quarter of the Borrower and its Subsidiaries the sum of (i) Consolidated Statutory Surplus at the end of such fiscal quarter plus (ii) AVR at the end of such fiscal quarter of not less than $1,200,000,000.

                  (b) Risk Based Capital Ratio. Cause its Insurance Subsidiaries to maintain at the end of each fiscal year of the Borrower and its Subsidiaries a ratio of Total Adjusted Capital to Risk-Based Capital (after covariance) of not less than 1.5 to 1.00.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within ten days after the same becomes due and payable; or

                  (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

                  (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or
         (i), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

                  (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                  (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, conservatorship or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian, conservator or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                  (f) Any judgment or order for the payment of money in excess of $30,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) (i) Any Person or two or more Persons (other than The Hartford Financial Services Group, Inc. or any of its Subsidiaries) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

                  (i) The Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $10,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE VII

                            THE ADMINISTRATIVE AGENT

                  SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all

Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

                  SECTION 7.02. Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;
(ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

                  SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section
4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender (other than the Designated Bidders) agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

                  SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Bidders), do any of the following: (a) waive any of the conditions specified in
Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes (other than Competitive Bid Notes) or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes (other than Competitive Bid Notes) or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes (other than Competitive Bid Notes), or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank under this Agreement.

                  SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and telecopied, telegraphed or telexed, if to the Borrower, at its address at c/o The Hartford Insurance Group, Hartford Plaza, Hartford, CT 06115, Attention: J. Richard Garrett; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 399 Park Avenue, 12th Floor, Zone 8, New York, New York 10043, Attention: Scott Engle, Global Insurance Department; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when telecopied, telegraphed or telexed, be effective when telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                  SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

                  (b) The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

                  (c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance or LIBO Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.09 or 2.11, acceleration of the maturity of the Notes pursuant to
Section 6.01 or for any other reason or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section
8.07 as a result of a demand by the Borrower pursuant to Section 2.16, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                  (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

                  SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                  SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                  SECTION 8.07. Assignments and Participations. (a) Each Lender (other than the Designated Bidders) may (subject to the Borrower's consent which will not be unreasonably withheld) and, if demanded by the Borrower pursuant to
Section 2.16, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances (other than Competitive Bid Advances) owing to it and the Note or Notes (other than any Competitive Bid Note) held by
it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.16 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the right and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.16 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and
(vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Designated Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and, with respect to Lenders other than Designated Bidders, the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                  (e) Each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than one such designation in respect of any Competitive Bid Borrowing, (ii) each such Lender making one or more of such designations shall retain the right to make Competitive Bid Advances as a Lender pursuant to Section 2.03, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03 and the obligations related thereto.

                  (f) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by the Borrowers or any other Loan Party of any of their respective obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Designation Agreement; (iv) such designee will, independently and without reliance upon the Administrative Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (g) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Administrative Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

                  (h) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                  (i) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

                  (j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                  SECTION 8.08. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Administrative Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis,
(b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

                  SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                  SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

                  (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  SECTION 8.12. Judgment. (a) Rate of Exchange. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder (including, without limitation, under Section 8.01) or under any Note or Notes in another currency into US Dollars or into a Primary Currency, as the case may be, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, a Lender could purchase such other currency with US Dollars or with a Primary Currency, as the case may be, in New York City, New York at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

                  (b) Indemnity. The obligation of the Borrower in respect of any sum due from it to the Administrative Agent or any Lender hereunder or under any Note or Notes shall, notwithstanding any judgment in a currency other than US Dollars or a Primary Currency, as the case may be, be discharged only to the extent that on the Business Day next succeeding receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent or such Lender may, in accordance with normal banking procedures, purchase US Dollars or such Primary Currency, as the case may be, with such other currency. If the US Dollars or such Primary Currency so purchased are less than the sum originally due to the Administrative Agent or such Lender in US Dollars or in such Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss, and if the US Dollars or such Primary Currency so purchased exceed the sum originally due to the Administrative Agent or any Lender in US Dollars or in such Primary Currency, as the case may be, the Administrative Agent or such Lender agrees to remit to such Borrower such excess.

                  SECTION 8.13. Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                          HARTFORD LIFE INC.



                                          By____________________________________
                                             Title:



                                          CITIBANK, N.A.,
                                             as Administrative Agent



                                          By____________________________________
                                             Title:


                                          Initial Lenders

Commitment
----------

$60,000,000                               CITIBANK, N.A.


                                          By____________________________________
                                             Title:


$47,500,000                               BANK OF AMERICA NATIONAL TRUST AND

                 SAVINGS ASSOCIATION



                                          By____________________________________
                                             Title:


$47,500,000                               MELLON BANK, N.A.


                                          By____________________________________
                                             Title:

$47,500,000                               MORGAN GUARANTY TRUST COMPANY OF
                                          NEW YORK



                                          By____________________________________
                                             Title:


$47,500,000                               NATIONSBANK, N.A.



                                          By____________________________________
                                             Title:



$250,000,000      Total of the Commitments

                                                                    SCHEDULE I
                                                           Hartford Life, Inc.
                                                    APPLICABLE LENDING OFFICES


Name of Initial Lender                      Domestic Lending Office                     Eurocurrency Lending Office
----------------------                      -----------------------                     ---------------------------
Citibank, N.A.                              399 Park Avenue, 12-8                                Same.
                                            New York, New York  10043
                                            Attention: Scott Engle
                                            Tel:  (212) 559-3639
                                            Fax:  (212) 925-4285

Bank of America National                    Account Administration 200/9                         Same.
Trust and Savings Association               231 S. LaSalle Street
                                            Chicago, IL  60697
                                            Attention: Diane Sanders
                                            Tel: (312) 828-3866
                                            Fax: (312) 974-9626

Mellon Bank, N.A.                           One Mellon Bank Center                               Same.
                                            Suite 370
                                            Pittsburgh, PA  15258
                                            Attention: Robert Brandenstein
                                            Tel: (412) 234-1158
                                            Fax: (412) 234-5049

Morgan Guaranty Trust                       Morgan Christiana Center                             Same.
Company of New York                         500 Stanton Christiana Road
                                            Newark, DE  19713-2107
                                            Attention: Robert Kearns
                                            Tel: (302) 634-4203
                                            Fax: (302) 734-1092



NationsBank of Texas                        901 Main Street                                      Same.
                                            Dallas, TX 75202-3748
                                            Attention: Pat Brocket
                                            (214) 508-0619

                                                         EXHIBIT A-1 - FORM OF
                                                         REVOLVING CREDIT NOTE



US $_______________                       Dated:  February __, 1998


            FOR VALUE RECEIVED, the undersigned, HARTFORD LIFE, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of US $_____ or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of February 9, 1998 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

            The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

            Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A. as Administrative Agent, at _________________________, New York, New York, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

            This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the US Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

            This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.


                                          HARTFORD LIFE, INC.



                                          By___________________________________
                                             Title:

                      ADVANCES AND PAYMENTS OF PRINCIPAL


                                         AMOUNT OF
                       AMOUNT OF       PRINCIPAL PAID   UNPAID PRINCIPAL       NOTATION
       DATE             ADVANCE          OR PREPAID          BALANCE           MADE BY
       ----             -------          ----------          -------           -------
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

======================================================================================

                                                         EXHIBIT A-2 - FORM OF
                                                               COMPETITIVE BID
                                                               PROMISSORY NOTE

US $ ______________           Dated:  __________, ____

            FOR VALUE RECEIVED, the undersigned, HARTFORD LIFE, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ______________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Amended and Restated Credit Agreement dated as of February 9, 1998 among the Borrower, the Lender and certain other lenders party thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on _______________, 199_, the principal amount of US $ _____________.

            The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

      Interest Rate: ____% per annum (calculated on the basis of a year of ____ days for the actual number of days elapsed).

      Interest Payment Date:  ____ and ____.

            Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Administrative Agent, for the account of the Lender at the office of Citibank, N.A., at ___________________, New York, New York in same day funds.

            This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

            This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                    HARTFORD LIFE, INC.



                                    By ___________________________
                                          Title:

                                                         EXHIBIT B-1 - FORM OF
                                                           NOTICE OF BORROWING

Citibank, N.A., as Administrative Agent
  for the Lenders party
  to the Credit Agreement
  referred to below
399 Park Avenue                                 [Date]
New York, New York  10043

            Attention:  Scott Engle/Global Insurance Department

Ladies and Gentlemen:

            The undersigned, Hartford Life, Inc., refers to the Amended and Restated Credit Agreement, dated as of February 9, 1998 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit
Agreement:

            (i) The Business Day of the Proposed Borrowing is _______________, 199_.

            (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

            (iii) The aggregate amount of the Proposed Borrowing is $_______________.

            [(iv) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is __________ month[s].]

            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

            (A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

            (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                          Very truly yours,

                                          Hartford Life, Inc.



                                          By____________________________________
                                             Title:

                                               EXHIBIT B-2 - FORM OF NOTICE OF
                                                     COMPETITIVE BID BORROWING


Citibank, N.A., as Administrative Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
399 Park Avenue
New York, New York  10043                 [Date]


            Attention: Scott Engle/Global Insurance Department


Ladies and Gentlemen:

            The undersigned, Hartford Life, Inc., refers to the Amended and Restated Credit Agreement, dated as of February 9, 1998 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

      (A)   Date of Competitive Bid Borrowing________________________
      (B)   Amount of Competitive Bid Borrowing   ________________________
      (C)   [Maturity Date] [Interest Period]     ________________________
      (D)   Interest Rate Basis                   ________________________
      (E)   Interest Payment Date(s)              ________________________
      (F)   ___________________                   ________________________
      (G)   ___________________                   ________________________
      (H)   ___________________                   ________________________

            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

            (a) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

            (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

            (c) the aggregate amount of the Proposed Competitive Bid Borrowing and all Revolving Credit Borrowings and Swing Line Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the Unused Revolving Credit Commitments of the Lenders.

            The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

                                          Very truly yours,

                                          HARTFORD LIFE, INC.



                                          By____________________________________
                                             Title:

                                                           EXHIBIT C - FORM OF
                                                     ASSIGNMENT AND ACCEPTANCE


            Reference is made to the Amended and Restated Credit Agreement dated as of February 9, 1998 (as amended or modified from time to time, the "Credit Agreement") among Hartford Life, Inc., a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A. as administrative agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

            The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

            1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

            2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on
      Schedule 1 hereto.

            3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section
      2.13 of the Credit Agreement.

            4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

            5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

            6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

            7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

            8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

            IN WITNESS WHEREOF, the Assignor and the Assignee have caused
Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   Schedule 1
                                       to
                            Assignment and Acceptance

      Percentage interest assigned:                               _____%

      Assignee's Commitment:                                $_______________

      Aggregate outstanding principal amount of Advances assigned:$_____________

      Principal amount of Note payable to Assignee:         $_______________

      Principal amount of Note payable to Assignor:         $_______________

      Effective Date*_______________, 199_


                                          [NAME OF ASSIGNOR], as Assignor


                                          By____________________________________
                                             Title:

                                          Dated:  _______________, 199_


                                          [NAME OF ASSIGNEE], as Assignee


                                          By____________________________________
                                             Title:

                                          Domestic Lending Office:
                                                [Address]

                                          Eurocurrency Lending Office:
                                                [Address]


Accepted [and Approved]** this
__________ day of _______________, 199_

CITIBANK, N.A., as Administrative Agent


By_____________________________________
   Title:


* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

** Required if the Assignee is an Eligible Assignee solely by reason of clause (viii) of the definition of "Eligible Assignee".

[Approved this __________ day
of _______________, 199_


Hartford Life, Inc.


By__________________________________]*
   Title:


________

* Required if the Assignee is an Eligible Assignee solely by reason of clause (viii) of the definition of "Eligible Assignee".

                                                           EXHIBIT D - FORM OF
                                                         DESIGNATION AGREEMENT

                          Dated _______________, 199_


            Reference is made to the Amended and Restated Credit Agreement dated as of February 9, 1998 (as amended or modified from time to time, the "Credit Agreement") among Hartford Life, Inc., a Delaware corporation ("Borrower"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as administrative agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

            ____________________ (the "Designor") and _________________________
(the "Designee") agree as follows:

            1. The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Advances pursuant to Section 2.03 of the Credit Agreement.

            2. The Designor makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Documents or any other instrument or document provided pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Loan Documents or any other instrument or document furnished pursuant thereto and (ii) the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

            3. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 or delivered pursuant to Section 5.01(i) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a Designated Bidder; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Designated Bidder.

            4. Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Designation Agreement (the "Effective Date") shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page hereto.

            5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Competitive Bid Advances as a Designated Bidder pursuant to
Section 2.03 of the Credit Agreement and the rights and obligations of a Lender related thereto.

            6. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

            7. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

            IN WITNESS WHEREOF, the Designor and the Designee have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date*:                    _______________, 199__


                                          [NAME OF DESIGNOR],
                                             as Designor


                                          By____________________________________
                                             Title:


                                          [NAME OF DESIGNEE],
                                             as Designee


                                          By____________________________________
                                             Title:

                                          Applicable Lending Office (and address
                                          for notices):

                                                [Address]

Accepted this ____ day
of _______________, 199_


CITIBANK, N.A., as Administrative Agent


By______________________________________
   Title:

_________

* This date should be no earlier than five Business Days after the delivery of this Designation Agreement to the Administrative Agent.

                                                           EXHIBIT E - FORM OF
                                                            OPINION OF COUNSEL
                                                              FOR THE BORROWER


                                [Effective Date]


To each of the Lenders parties
  to the Amended and Restated
  Credit Agreement dated as of
  February 9_, 1998 among
  Hartford Life, Inc.,
  said Lenders and Citibank, N.A.,
  as Administrative Agent for said Lenders, and to Citibank, N.A., as Administrative Agent

                              Hartford Life, Inc.

Ladies and Gentlemen:

            This opinion is furnished to you pursuant to Section 3.01(g)(iv) of the Amended and Restated Credit Agreement, dated as of February 9, 1998 (the "Credit Agreement"), among Hartford Life, Inc. (the "Borrower"), the Lenders parties thereto and Citibank, N.A. as Administrative Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

            We have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.

            In that connection, we have examined:

            (1) The Credit Agreement.

            (2) The documents furnished by the Borrower pursuant to Article III of the Credit Agreement.

            (3) The Certificate of Incorporation of the Borrower and all amendments thereto (the "Charter").

            (4) The by-laws of the Borrower and all amendments thereto (the "By-laws").

            (5) A certificate of the Secretary of State of the State of Delaware, dated _______________, 1998, attesting to the continued corporate existence and good standing of the Borrower in that State.

We have also examined the originals, or copies certified to our satisfaction, of the documents listed in a certificate of the chief financial officer of the Borrower, dated the date hereof (the "Certificate"), certifying that the documents listed in such certificate are all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, and all of the orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect the Borrower's right to borrow money or the Borrower's obligations under the Credit Agreement or the Notes. In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or its officers or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Administrative Agent.

            Our opinions expressed below are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

            Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

            1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or
      (iii) any contractual or legal restriction contained in any document listed in the Certificate or, to the best of our knowledge, contained in any other similar document. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

            3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) to the Credit Agreement, all of which have been duly obtained, taken, given or made and are in full force and effect.

            4. The Credit Agreement is, and after giving effect to the initial Borrowing, the Notes will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

            5. To the best of our knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or that are likely to have a materially adverse effect upon the financial condition or operations of the Borrower or any of its Subsidiaries.

            The opinions set forth above are subject to the following qualifications:

            (a) Our opinion in paragraph 4 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally.

            (b) Our opinion in paragraph 4 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

            (c) We express no opinion as to (i) Section 2.14 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation, and (ii) the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.


                                          Very truly yours,

                                U.S. $250,000,000


                      AMENDED AND RESTATED CREDIT AGREEMENT

                          Dated as of February 9, 1998

                                      Among

                               HARTFORD LIFE, INC.

                                   as Borrower

                                       and

                        THE INITIAL LENDERS NAMED HEREIN

                               as Initial Lenders

                                       and

                                 CITIBANK, N.A.

                             as Administrative Agent

                                TABLE OF CONTENTS

                                                                             PAGE
                            ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS


SECTION 1.01.  Certain Defined Terms .....................................     1
SECTION 1.02.  Computation of Time Periods ...............................    14
SECTION 1.03.  Accounting Terms ..........................................    14

                           ARTICLE II

                AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Advances ..............................................    14
SECTION 2.02.  Making the Advances .......................................    15
SECTION 2.03.  The Competitive Bid Advances ..............................    17
SECTION 2.04.  Fees ......................................................    20
SECTION 2.05.  Repayment .................................................    20
SECTION 2.06.  Interest ..................................................    20
SECTION 2.07.  Interest Rate Determination ...............................    21
SECTION 2.08.  Optional Conversion of Advances ...........................    22
SECTION 2.09.  Prepayments ...............................................    22
SECTION 2.10.  Increased Costs ...........................................    23
SECTION 2.11.  Illegality ................................................    24
SECTION 2.12.  Payments and Computations .................................    24
SECTION 2.13.  Taxes .....................................................    25
SECTION 2.14.  Sharing of Payments, Etc ..................................    26
SECTION 2.15.  Use of Proceeds ...........................................    27
SECTION 2.16.  Removal of Lender .........................................    27

                           ARTICLE III

             CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01 .....    27
SECTION 3.02.  Conditions Precedent to Each Borrowing (Other Than a
                 Competitive Bid Borrowing) ..............................    28
SECTION 3.03.  Conditions Precedent to Each Competitive Bid Borrowing ....    29
SECTION 3.04.  Determinations Under Section 3.01 .........................    29

                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower ............    29

                            ARTICLE V

                    COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants .....................................    31
SECTION 5.02.  Negative Covenants ........................................    34
SECTION 5.03.  Financial Covenants .......................................    37

                           ARTICLE VI

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                                       ii

                                                                             PAGE
                        EVENTS OF DEFAULT

SECTION 6.01.  Events of Default .........................................    37

                           ARTICLE VII

                    THE ADMINISTRATIVE AGENT

SECTION 7.01.  Authorization and Action ..................................    39
SECTION 7.02.  Administrative Agent's Reliance, Etc ......................    39
SECTION 7.03.  Citibank and Affiliates ...................................    39
SECTION 7.04.  Lender Credit Decision ....................................    40
SECTION 7.05.  Indemnification ...........................................    40
SECTION 7.06.  Successor Administrative Agent ............................    40

                          ARTICLE VIII

                          MISCELLANEOUS

SECTION 8.01.  Amendments, Etc ...........................................    41
SECTION 8.02.  Notices, Etc ..............................................    41
SECTION 8.03.  No Waiver; Remedies .......................................    41
SECTION 8.04.  Costs and Expenses ........................................    41
SECTION 8.05.  Right of Set-off ..........................................    42
SECTION 8.06.  Binding Effect ............................................    43
SECTION 8.07.  Assignments and Participations ............................    43
SECTION 8.08.  Confidentiality ...........................................    46
SECTION 8.09.  Governing Law .............................................    46
SECTION 8.10.  Execution in Counterparts .................................    46
SECTION 8.11.  Jurisdiction, Etc .........................................    46
SECTION 8.12.  Judgment ..................................................    46
SECTION 8.13.  Waiver of Jury Trial ......................................    47

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 4.01(c) - Required Authorizations and Approvals

Schedule 4.01(j) -  Investment Company Exceptions

Schedule 5.02(a) - Existing Liens


Exhibits

Exhibit A-1  -  Form of Revolving Credit Note

Exhibit A-2  -  Form of Competitive Bid Note

Exhibit B-1  -  Form of Notice of Borrowing

Exhibit B-2  -  Form of Notice of Competitive Bid Borrowing

Exhibit C    -  Form of Assignment and Acceptance

Exhibit D    -  Form of Designation Agreement

Exhibit E    -  Form of Opinion of Counsel for the Borrower